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                                                                     Exhibit 5.2

                               Holland & Hart LLP
                               2515 Warren Avenue
                               Suite 450
                               Cheyenne, Wyoming 82001

                                 March 13, 2003

FMC Corporation
1735 Market Street
Philadelphia, PA 19103

RE: FMC Corporation Amendment No. 1 to Registration Statement on Form S-4 (Registration No. 333-102078-02)

Ladies and Gentlemen:

     At your request, we are delivering this opinion in connection with the filing by FMC Corporation (the "Company") and the on Subsidiary Guarantors (as defined in the Indenture referred to herein) of Amendment No. 1 to Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission. The Registration Statement registers under the Act the proposed offering and sale of $355,000,000 aggregate principal amount of the on Company's 10 1/4% Senior Secured Notes due 2009 (the "New Notes") in exchange for a like principal amount of the Company's outstanding 10 1/4% Senior Secured Notes due 2009 (the "Outstanding Notes"). The New Notes will be guaranteed (the "Guarantees") by the Subsidiary Guarantors, and the Outstanding Notes were similarly guaranteed. The Subsidiary Guarantors include (among other subsidiaries of the on Company) each of Intermountain Research and Development Corporation, a Wyoming corporation, FMC WFC I, Inc., a Wyoming corporation, on FMC Defense Corp., a Wyoming corporation, FMC WFC II, Inc., a Wyoming corporation, FMC Defense NL, L.L.C., a Wyoming limited on liability company, and FMC WFC I NL, L.L.C., a Wyoming limited liability company (collectively, the "Wyoming Subsidiaries"). The New Notes and related Guarantees are issuable, and the Outstanding Notes and related Guarantees were issued, under an Indenture dated as of October 21, 2002 (the "Indenture") among the Company, the Subsidiary Guarantors and Wachovia Bank, National Association, as on trustee (the "Trustee").

     In rendering the opinion set forth below, we have reviewed (a) the Registration Statement, (b) the Indenture, (c) the on organizational documents of the Wyoming Subsidiaries, including all amendments thereto, which are on file with the Wyoming Secretary of State's Office as of March 12, 2003 or which have been provided to us (collectively, the "Organizational Documents"), (d) on authorizing resolutions of the corporate or limited liability company proceedings, as applicable, of each of the Wyoming on Subsidiaries, each dated as of September 17, 2002 (collectively, the "Resolutions"), and (e) such other records, documents, statutes and decisions as we have deemed relevant.

     In our examination of the above-referenced documents and in rendering the opinions below, we have, without independent on investigation and with your permission, assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents on submitted to us and the conformity with the originals of all documents submitted to us as copies thereof, (iii) that the on Organizational Documents are the only governing documents of the Wyoming Subsidiaries,

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FMC Corporation
March 13, 2003
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respectively, that they were in effect on and as of the date that the
Resolutions, respectively, were adopted by the Wyoming Subsidiaries, and that they are in effect as of the date of this opinion, (iv) that the Resolutions of each of the Wyoming on Subsidiaries were duly adopted by all of the Directors or sole member thereof, as applicable, and that they are in effect as of the on date of this opinion, (v) that the Indenture was duly authorized and executed by the parties thereto (other than the Wyoming on Subsidiaries), was duly delivered by all of the parties thereto, and constitutes a legal, valid and binding obligation of all parties thereto (other than the Wyoming Subsidiaries), and
(vii) that the New Notes, when duly executed, issued and delivered, will on constitute legal, valid and binding obligations of the Company.

     Based upon the foregoing, and subject to the effectiveness of the Registration Statement under the Act and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, we are of the opinion that when the New Notes and related on Guarantees are duly executed, issued and delivered by duly authorized officers or other representatives of the Company and the on Subsidiary Guarantors and the New Notes and related Guarantees are duly authenticated by the Trustee, all in accordance with the on terms of the Indenture, against surrender and cancellation of an identical principal amount of Outstanding Notes, the Guarantees of on the Wyoming Subsidiaries will constitute valid and legally binding obligations of the Wyoming Subsidiaries.

     Our opinions are based on the laws of Wyoming as of the date hereof and upon facts now known to us, and we expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition on occurring subsequent to the date of this letter. This letter is strictly limited to the matters expressed herein, and no other on opinions may be implied. Specifically, no opinion is expressed herein regarding the effect of or compliance with securities or on antitrust laws. This opinion is provided as a legal opinion only, effective as of the date of this letter, and does not constitute on an opinion as to matters of fact or as a guaranty or warranty of the matters discussed herein.

     This opinion may be relied upon by your counsel, Morgan, Lewis & Bockius LLP, in connection with the opinion it is rendering in connection with the Registration Statement. We hereby consent to Morgan, Lewis & Bockius LLP attaching a copy of this opinion to on the opinion it is filing as an exhibit to the Registration Statement pursuant to the heading "Legal Matters" in the Registration on Statement. In giving this opinion and our consent, we do not hereby admit that we are acting within the category of persons whose on consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

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FMC Corporation
March 13, 2003
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                                                          /s/ Holland & Hart LLP